Exhibit 5.1
OSWALD & YAP LLP
Lawyers

16148 Sand Canyon
Irvine, California  92618
Telephone: (949) 788-8900
Fax:  (949) 788-8980

March 2, 2012

Netsol Technologies, Inc.
23901 Calabasas Road, Suite 2072
Calabasas, CA 91302

Re: Netsol Technologies, Inc.’s Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Netsol Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-177483) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on January 26, 2012, the prospectus included therein (the “Prospectus”), the preliminary prospectus supplement, dated February 15, 2012 and the final prospectus supplement dated March 1, 2012 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act.

The Prospectus Supplement pertains to an underwritten offering (the “Offering”) pursuant to the Underwriting Agreement dated March 1, 2012 between the Company and Aegis Capital Corp. (the “Underwriting Agreement”) and relates to the issuance and sale by the Company of up to an aggregate of 16,675,000 shares of the Company’s common stock, par value $0.001 per share, which includes up to 2,175,000 shares of the Company’s common stock that may be sold pursuant to the exercise of an over-allotment option (the “Shares”).

We understand that the Shares are to be sold as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement.  We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada as currently in effect, and we render no opinion as to the laws of any other state, the Federal laws of the United States, state blue sky laws, or any foreign jurisdictions.  This opinion is given as of the date of the Prospectus Supplement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.”  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Oswald & Yap LLP
Oswald & Yap LLP